UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2011
KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, East Rutherford, New Jersey	07073

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 405-2400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Reference is made to the Current Report on Form 8-K filed by Kid Brands, Inc. (“KID”) on April 27, 2011 (the “Original 8-K”). The Original 8-K contained disclosure, among other things, of certain potential liabilities of KID under a lease (the “Lease”), originally entered into by KID, and subsequently assigned to Russ Berrie U.S. Gift, Inc. (“U.S. Gift”), KID’s subsidiary at the time (and currently a subsidiary of The Russ Companies, Inc. (“TRC”), the purchaser of KID’s former gift business), of a facility in South Brunswick, New Jersey.
On April 27, 2011, subsequent to the filing of the Original 8-K, KID received a letter on behalf of the landlord under the Lease (the “Demand Letter”), demanding payment by KID of specified amounts claimed to be owed to such landlord by U.S. Gift. This Current Report on Form 8-K updates disclosures pertaining to the Lease in the Original 8-K, and should be read in conjunction therewith.
As has been previously disclosed, in connection with the sale of KID’s former gift business (the “Gift Sale”) to TRC, KID and U.S. Gift sent a notice of termination on December 22, 2008 to the landlord with respect to the Lease. Although the Lease became the obligation of TRC (through its ownership of U.S. Gift), KID remains potentially obligated for rental and other specified payments due thereunder (to the extent they are owed but have not been paid by U.S. Gift) until the termination of such Lease became effective (December 23, 2010). The Demand Letter alleges, among other things, that TRC has failed to pay specified rent and other additional charges in an aggregate amount of approximately $5.9 million (including, among other things, approximately $3.8 million in rent and other charges for periods subsequent to the effective date of the termination of the Lease, for which KID does not believe it is responsible, and approximately $1.0 million in specified repairs (“Repair Charges”)), and demands payment from KID for all such amounts.
To the extent that: (i) the rental and related amounts described in the Demand Letter as due and owing by U.S Gift under the Lease for periods on or prior to the termination date thereof (“Pre-Termination Amounts”) are in fact due and owing, and no further amounts in respect of the Lease are paid by TRC or U.S. Gift; (ii) no accommodation with respect to Pre-Termination Amounts is secured from the landlord; (iii) KID’s potential defenses to payment of Pre-Termination Amounts are not accorded any weight, (iv) KID is not required to pay any rental or related amounts specified in the Demand Letter other than Pre-Termination Amounts, and (v) no amounts paid in respect thereof by KID are reimbursed by TRC’s bankrupt estate, we currently estimate that KID’s maximum potential liability for rental and related amounts under the Lease is approximately $1.0 million. With respect to the alleged Repair Charges, KID is currently unable to assess its potential liability therefor, if any, under the Lease. As a result, the specific amount of any payments that might potentially be required to be made by KID with respect to the Lease cannot be ascertained at this time. To the extent KID is required to make any payments to the landlord in respect of the Lease, it intends to seek reimbursement from TRC’s estate under the purchase agreement governing the Gift Sale as an unsecured creditor. As a result, KID may not recover any such amounts in a timely manner, or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2011	KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel